Exhibit 11


                          J. C. PENNEY COMPANY, INC.
                        and Consolidated Subsidiaries

                 Computation of Net Income Per Common Share
                 ------------------------------------------
              (Amounts in millions except per common share data)



                                                      39 Weeks Ended
                                           ------------------------------------
                                             Oct. 28, 1995       Oct. 29, 1994
                                           ----------------     ---------------
                                           Shares    Income    Shares    Income
                                           ------    ------    ------    ------
Primary:
-------
Net income                                           $ 512               $ 629
Dividend on Series B ESOP convertible
  preferred stock (after-tax)                          (31)                (31)
                                                     ------              ------
Adjusted net income                                    481                 598

Weighted average number of shares
  outstanding                              227.6               234.8
Common stock equivalents:
  Stock options and other dilutive effects   2.6                 3.4
                                           -----     -----     -----     -----
                                           230.2     $ 481     238.2     $ 598
                                           =====     =====     =====     =====
Net income per common share                          $2.09               $2.51
                                                     =====               =====



Fully diluted:
-------------
Net income                                           $ 512               $ 629
Tax benefit differential on ESOP dividend
  assuming stock is fully converted                     (1)                 (2)
Assumed additional contribution to ESOP
  if preferred stock is fully converted                 (4)                 (5)
                                                     ------              ------
Adjusted net income                                    507                 622

Weighted average number of shares
  outstanding (primary)                    230.2               238.2
Maximum dilution                             0.0                 0.0
Convertible preferred stock                 20.7                21.4
                                           -----     -----     -----     ------
                                           250.9     $ 507     259.6     $ 622
                                           =====     =====     =====     ======
Net income per common share                          $2.02               $2.39
                                                     =====               ======